EXHIBIT NO. 23(J)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the New Century Portfolios and to the use of our report dated December 23, 2008 on the financial statements and financial highlights of the New Century Capital Portfolio, New Century Balanced Portfolio, New Century Opportunistic Portfolio, New Century International Portfolio and New Century Alternative Strategies Portfolio, each a series of shares of beneficial interest of New Century Portfolios. Such financial statements and financial highlights appear in the October 31, 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.


                                      /s/ BRIGGS, BUNTING & DOUGHERTY, LLP
                                          BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 26, 2009